Exhibit 99.1

WD-40 Company Reports First Quarter 2022 Financial Results

~ First quarter maintenance product sales grew by 10 percent compared to prior year fiscal quarter ~

SAN DIEGO – January 6, 2022 ― WD-40 Company (NASDAQ:WDFC), a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world, today reported financial results for its first fiscal quarter ended November 30, 2021.

Financial Highlights and Summary

•	Total net sales for the first quarter were $134.7 million, an increase of 8 percent compared to the prior year fiscal quarter.
•

Translation of the Company’s foreign subsidiary results from their functional currencies to U.S. dollars had a favorable impact on sales for the first quarter.  On a constant currency basis, total net sales would have been  $131.3 million for the first quarter.

•	Net income for the first quarter was $18.6 million, a decrease of 21 percent from the prior year fiscal quarter.
•	Diluted earnings per share were $1.34 compared to $1.72 in the prior year fiscal quarter.
•	Gross margin percentage was 50.8 percent compared to 56.4 percent in the prior year fiscal quarter.
•	Selling, general and administrative expenses were up 7 percent in the first quarter to $38.4 million compared to the prior year fiscal quarter.
•	Advertising and sales promotion expenses were up 2 percent to $5.6 million compared to the prior year fiscal quarter.

"Our maintenance products delivered solid sales increases in the first quarter including 14 percent growth of WD-40 Multi-Use Product,” said Garry Ridge, WD-40 Company’s chairman and chief executive officer. “We are pleased with our topline results in the quarter, but we are facing a volatile and challenging environment that is deteriorating our gross margin and causing disruptions to our supply chain.”

“This is a different game that we’re playing and we are using a different playbook.  We expect the operating environment to remain volatile and so we are proactively increasing the capacity and resiliency of our supply chain in many of our markets.  In addition, in order to navigate the challenging inflationary environment, we are taking the necessary actions to restore our gross margins to historic levels.  We’re confident that our plans to rebuild margin, when coupled with the advancement of our Must-Win Battles, will enable us to deliver on both our long-term margin and revenue goals,” concluded Ridge.

Net Sales by Segment (in thousands):

	Three Months Ended November 30,
	2021	2020	Change
Americas	$56,288	$54,188	4%
EMEA	57,555	54,749	5%
Asia-Pacific	20,903	15,622	34%
Total	$134,746	$124,559	8%

•	Net sales by segment as a percent of total net sales for the first quarter were as follows: for the Americas, 42 percent; for EMEA, 43 percent; for Asia-Pacific, 15 percent.
•

Net sales in the Americas increased 4 percent in the first quarter due primarily to higher sales of maintenance products in Latin America, which increased 42 percent compared to the prior year fiscal quarter.  Higher sales of maintenance products in Latin America were primarily driven by strong sales of WD-40 Multi-Use Product in Mexico and in Latin America distributor markets due to the timing of customer orders, successful promotional programs, and increased product availability. These higher sales were partially offset by lower sales of maintenance products in the United States and Canada, which declined 1 percent and 2 percent, respectively. Higher sales in the first quarter were also attributable to higher sales of WD-40 Multi-Use Product in the United States, which increased 5 percent compared to the prior year fiscal quarter.  These higher sales were entirely offset by lower sales of WD-40 Specialist in the United States. The Company continues to experience very strong end-user demand for its maintenance products in the United States but has been unable to fully meet this demand due to capacity constraints within the supply chain.

•

Net sales in EMEA increased 5 percent in the first quarter due to higher sales of maintenance products in both the EMEA direct and distributor markets, which increased 4 percent and  9 percent, respectively.  Higher sales of maintenance products in the EMEA direct markets were primarily due to new distribution and successful promotional programs. Higher sales of maintenance products in the EMEA distributor markets were primarily attributable to new distribution, successful promotional programs and favorable changes in foreign currency exchange rates. The Company continues to experience very strong end-user demand for its maintenance products but has been unable to fully meet this demand within the EMEA distributor markets due to shipping container and transportation shortages related to the current state of the global supply chain.    Changes in foreign currency exchange rates had a favorable impact on sales for the EMEA segment from period to period. On a constant currency basis EMEA sales for the first quarter would have increased by 1 percent compared to the prior fiscal year quarter.

•

Net sales in Asia-Pacific increased 34 percent in the first quarter due to higher sales of maintenance products in the Asia-Pacific distributor markets, China, and Australia, which increased 36 percent, 69 percent and 7 percent, respectively.  In the Asia-Pacific distributor markets higher sales of maintenance products were primarily attributed to the easing of COVID-19 lockdown measures in the region. Higher sales of maintenance products in China were primarily due successful promotional programs as well as the timing of customer orders.    Higher sales in the first quarter were also attributable to higher sales of WD-40 Specialist in Australia, which increased 45 percent compared to the prior year fiscal quarter.  Changes in foreign currency exchange rates had a favorable impact on sales for the Asia-Pacific segment. On a constant currency basis, Asia-Pacific sales would have increased by 31 percent compared to the prior year fiscal quarter.

Net Sales by Product Group (in thousands):

	Three Months Ended November 30,
	2021	2020	Change
Maintenance products	$126,030	$114,343	10%
Homecare and cleaning products	8,716	10,216	(15)%
Total	$134,746	$124,559	8%

•

Net sales of maintenance products, which are considered the primary growth focus for the Company, increased 10 percent in the first quarter when compared to the prior year fiscal quarter. This increase is primarily due to increased sales of WD-40 Multi-Use Product driven by increased end-user demand in all three segments.

•

Net sales of homecare and cleaning products decreased 15 percent in the first quarter compared to the prior year fiscal quarter. The homecare and cleaning products, particularly those in the United States, are considered harvest brands providing healthy profit returns to the Company and are becoming a smaller part of the business as net sales of maintenance products grow in alignment with the Company’s strategic initiatives.

Dividend and Share Repurchase Update

As previously announced, WD-40 Company’s board of directors declared on Monday,  December 13, 2021 a  quarterly dividend of $0.78 per share reflecting an increase of more than 8 percent over the previous quarter’s dividend.  The quarterly dividend is payable on January 31,  2022 to stockholders of record at the close of business on January 14, 2022.

On October 12, 2021, the Company’s Board of Directors approved a share buy-back plan that became effective on November 1, 2021. Under the plan the Company is authorized to acquire up to $75.0 million of its outstanding shares through August 31, 2023. The timing and amount of repurchases will be based on terms and conditions acceptable to the Company and in compliance with applicable laws and regulations. During the period from November 1, 2021 through November 30, 2021, the Company repurchased 32,000 shares at a total cost of $7.4 million under this $75.0 million plan.

Updated Fiscal Year 2022 Guidance

The Company issued the following updated guidance for fiscal year 2022:

•	Net sales growth is projected to be between 7 and 12 percent with net sales expected to be between $522 million and $547 million.
•	Gross margin percentage for the full year is expected to be between 52 and 54 percent.
•	Advertising and promotion investments are projected to be between 5.5 and 6.0 percent of net sales.
•	The provision for income tax is expected to be between 21 and 22 percent.
•	Net income is projected to be between $71.7 million and $73.6 million.
•	Diluted earnings per share is expected to be between $5.24 and $5.38 based on an estimated 13.7 million weighted average shares outstanding.

This guidance is based on management’s current view of anticipated results and does not include any future acquisitions or divestitures or the impact of fluctuating foreign currency exchange rates. Unanticipated inflationary headwinds and other unforeseen events may further impact the Company’s financial results.

Webcast Information

As previously announced, WD-40 Company management will host a live webcast at approximately 5:00 p.m. ET / 2:00 p.m. PT today to discuss these results. Other forward-looking and material information may also be discussed during this call.  Please visit http://investor.wd40company.com for more information and to view supporting materials.

About WD-40 Company

WD-40 Company is a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world. The Company owns a wide range of maintenance products and homecare and cleaning products under the following well-known brands: WD-40®, 3-IN-ONE®, GT85®, X-14®, 2000 Flushes®, Carpet Fresh®, no vac®, Spot Shot®, 1001®, Lava® and Solvol®.

Headquartered in San Diego, WD-40 Company recorded net sales of $488.1 million in fiscal year 2021 and its products are currently available in more than 176 countries and territories worldwide. WD-40 Company is traded on the NASDAQ Global Select market under the ticker symbol “WDFC.” For additional information about WD-40 Company please visit http://www.wd40company.com.

Forward-Looking Statements

Except for the historical information contained herein, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect the Company’s current expectations with respect to currently available operating, financial and economic information.  These forward-looking statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements.

Our forward-looking statements include, but are not limited to, discussions about future financial and operating results, including:  growth expectations for maintenance products; expected levels of promotional and advertising spending; anticipated input costs for manufacturing and the costs associated with distribution of our products; plans for and success of product innovation, the impact of new product introductions on the growth of sales; anticipated results from product line extension sales; expected tax rates and the impact of tax legislation and regulatory action; the length and severity of the current COVID-19 pandemic and its impact on the global economy and the Company’s financial results; the impacts from inflationary trends and supply chain constraints; and forecasted foreign currency exchange rates and commodity prices. Our forward-looking statements are generally identified with words such as “believe,” “expect,” “intend,” “plan,” “could,” “may,” “aim,” “anticipate,” “target,” “estimate” and similar expressions.

The Company's expectations, beliefs and forecasts are expressed in good faith and are believed by the Company to have a reasonable basis, but there can be no assurance that the Company's expectations, beliefs or forecasts will be achieved or accomplished.

Actual events or results may differ materially from those projected in forward-looking statements due to various factors, including, but not limited to, those identified in Part I―Item 1A, “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2021, and in the Company’s Quarterly Report on Form 10-Q for the period ended November 30, 2021 which the Company expects to file with the SEC on January 6, 2022.

All forward-looking statements included in this press release should be considered in the context of these risks. All forward-looking statements speak only as of January 6, 2022, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on our forward-looking statements.

Table Notes and General Definitions

(1)

The Company markets maintenance products under the WD-40®, GT85® and 3-IN-ONE® brand names. Currently included in the WD-40 brand are the WD-40 Multi-Use Product, WD-40 Specialist® and WD-40 BIKE® product lines.

(2)

The Company markets the following homecare and cleaning brands:  X-14® automatic toilet bowl cleaners, 2000 Flushes® automatic toilet bowl cleaners, Carpet Fresh® and no vac® rug and room deodorizers, Spot Shot® aerosol and liquid carpet stain removers, 1001® household cleaners and rug and room deodorizers and Lava® and Solvol® heavy-duty hand cleaners.

(3)	The Americas segment consists of the U.S., Canada, and Latin America.
(4)	The EMEA segment consists of countries in Europe, the Middle East, Africa and India.
(5)	The Asia-Pacific segment consists of Australia, China and other countries in the Asia region.
(6)

Constant currency represents the translation of the current quarter results from the functional currencies of the Company’s subsidiaries to U.S. dollars using the exchange rate in effect for the corresponding period of the prior fiscal year.

WD-40 COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands, except share and per share amounts)

	November 30,	August 31,
	2021	2021
Assets
Current assets:
Cash and cash equivalents	$59,519	$85,961
Trade and other accounts receivable, less allowance for doubtful accounts of $451 and $463 at November 30, 2021
and August 31, 2021, respectively	95,542	89,558
Inventories	67,875	55,752
Other current assets	10,392	9,948
Total current assets	233,328	241,219
Property and equipment, net	68,980	70,145
Goodwill	95,723	95,869
Other intangible assets, net	6,828	7,244
Operating lease right-of-use assets	8,528	8,824
Deferred tax assets, net	840	858
Other assets	7,212	6,044
Total assets	$421,439	$430,203

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$35,303	$33,499
Accrued liabilities	26,214	25,658
Accrued payroll and related expenses	18,096	25,662
Short-term borrowings	800	800
Income taxes payable	645	317
Total current liabilities	81,058	85,936
Long-term borrowings	112,729	114,940
Deferred tax liabilities, net	11,066	10,401
Long-term operating lease liabilities	6,722	7,062
Other long-term liabilities	11,466	11,482
Total liabilities	223,041	229,821

Commitments and Contingencies

Shareholders' equity:
Common stock ― authorized 36,000,000 shares, $0.001 par value;
19,886,937 and 19,856,865 shares issued at November 30, 2021 and
August 31, 2021, respectively; and 13,707,038 and 13,708,966 shares
outstanding at November 30, 2021 and August 31, 2021, respectively	20	20
Additional paid-in capital	162,382	163,737
Retained earnings	439,385	430,735
Accumulated other comprehensive loss	(27,923)	(26,030)
Common stock held in treasury, at cost ― 6,179,899 and 6,147,899
shares at November 30, 2021 and August 31, 2021, respectively	(375,466)	(368,080)
Total shareholders' equity	198,398	200,382
Total liabilities and shareholders' equity	$421,439	$430,203

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except per share amounts)

	Three Months Ended November 30,
	2021	2020

Net sales	$134,746	$124,559
Cost of products sold	66,276	54,313
Gross profit	68,470	70,246

Operating expenses:
Selling, general and administrative	38,423	35,977
Advertising and sales promotion	5,624	5,519
Amortization of definite-lived intangible assets	363	358
Total operating expenses	44,410	41,854

Income from operations	24,060	28,392

Other income (expense):
Interest income	25	19
Interest expense	(620)	(570)
Other income (expense), net	(329)	179
Income before income taxes	23,136	28,020
Provision for income taxes	4,581	4,397
Net income	$18,555	$23,623

Earnings per common share:
Basic	$1.35	$1.72
Diluted	$1.34	$1.72

Shares used in per share calculations:
Basic	13,716	13,675
Diluted	13,752	13,706

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in thousands)

	Three Months Ended November 30,
	2021	2020
Operating activities:
Net income	$18,555	$23,623
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	1,987	1,700
Net losses (gains) on sales and disposals of property and equipment	9	(55)
Deferred income taxes	738	236
Stock-based compensation	2,891	2,665
Unrealized foreign currency exchange losses	541	52
Provision for bad debts	30	124
Changes in assets and liabilities:
Trade and other accounts receivable	(7,980)	(9,936)
Inventories	(13,054)	(345)
Other assets	(1,793)	(1,304)
Operating lease assets and liabilities, net	2	6
Accounts payable and accrued liabilities	4,126	4,590
Accrued payroll and related expenses	(7,324)	624
Other long-term liabilities and income taxes payable	325	1,941
Net cash (used in) provided by operating activities	(947)	23,921

Investing activities:
Purchases of property and equipment	(2,434)	(3,812)
Proceeds from sales of property and equipment	72	142
Net cash used in investing activities	(2,362)	(3,670)

Financing activities:
Treasury stock purchases	(7,386)	-
Dividends paid	(9,905)	(9,199)
Proceeds from issuance of long-term senior notes	-	52,000
Repayments of long-term senior notes	(400)	(400)
Net repayments of revolving credit facility	-	(50,000)
Shares withheld to cover taxes upon conversions of equity awards	(4,246)	(3,490)
Net cash used in financing activities	(21,937)	(11,089)
Effect of exchange rate changes on cash and cash equivalents	(1,196)	220
Net (decrease) increase in cash and cash equivalents	(26,442)	9,382
Cash and cash equivalents at beginning of period	85,961	56,462
Cash and cash equivalents at end of period	$59,519	$65,844